Exhibit 3.23

CERTIFICATE OF AMENDMENT

OF

CERTIFICATE OF INCORPORATION

* * * * *

ITT Automotive, Inc., a corporation organized and existing under and by virtue of the General Corporation Law of the State of Delaware,

DOES HEREBY CERTIFY:

FIRST: That the Board of Directors of said corporation, by the unanimous written consent of its members filed with the minutes of the Board, adopted a resolution proposing and declaring advisable the following amendment to the Certificate of Incorporation of said corporation:

RESOLVED, that the Certificate of Incorporation of ITT Automotive, Inc. be amended by changing the First Article thereof so that, as amended, said Article shall be and read as follows:

The name of the corporation shall be Cooper-Standard Automotive FHS Inc.

SECOND: That in lieu of a meeting and vote of stockholders, the stockholders have given unanimous written consent to said amendment in accordance with the provisions of Section 228 of the General Corporation Law of the State of Delaware.

THIRD: That the aforesaid amendment was duly adopted in accordance with the applicable provisions of Sections 242 and 228 of the General Corporation Law of the State of Delaware.

IN WITNESS WHEREOF, said ITT Automotive, Inc. has caused this certificate to be signed by Timothy W. Hefferon, its Secretary this 16th day of March, 2006.

ITT AUTOMOTIVE, INC.

By:	/s/ Timothy W. Hefferon
Timothy W. Hefferon

Its:	Secretary

CERTIFICATE OF INCORPORATION

OF

ITT AUTOMOTTIVE, INC.

ARTICLE 1

The name of the corporation is ITT Automotive, Inc. (hereinafter called the “Corporation”).

ARTICLE 2

The address of the registered office of the Corporation in the State of Delaware is 1209 Orange Street, in the City of Wilmington, County of New Castle. The name of its registered agent at such address is The Corporation Trust Company, 1209 Orange Street, Wilmington, Delaware 19801.

ARTICLE 3

The purpose of the Corporation is to engage in any lawful act or activities for which corporations may be organized under the General Corporation Law of Delaware.

ARTICLE 4

The Corporation shall have authority to issue one hundred (100) shares of capital stock of the par value of ten dollars ($10) per share.

ARTICLE 5

The Board of Directors shall have the power to make, alter or repeal the By-Laws of the Corporation.

ARTICLE 6

The election of directors of the Corporation need not be by written ballot.

ARTICLE 7

Whenever the vote of stockholders at a meeting thereof is required or permitted to be taken for or in connection with any corporate action by any provision of the General Corporation Law of Delaware, the meeting and vote of stockholders may be dispensed with if the holders of stock having not less than the minimum percentage of the vote required by statute for the proposed corporate action shall consent in writing to such corporate action being taken, provided that prompt notice must be given to all stockholders of the taking of such corporate action without a meeting and by less than unanimous written consent.

ARTICLE 8

The name and mailing address of the incorporator is Peter J. O’Shea, Jr., 320 Park Avenue, New York, N.Y. 10022.

ARTICLE 9

The names and address of the initial Directors of the Corporation are E. M. Carpenter, R. Reins, and B. F. Stewart, 320 Park Avenue, New York, N.Y. 10022.

IN WITNESS WHEREOF, I have hereunto set my hand and seal this 19th day of Sept., 1986.

/s/ Peter J. O’Shea, Jr.
Peter J. O’Shea, Jr.